The Bond Fund of America, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$941,317
Class B	$59,893
Class C	$66,720
Class F	$55,145
Total	$1,123,075
Class 529-A	$16,173
Class 529-B	$2,569
Class 529-C	$5,889
Class 529-E	$840
Class 529-F	$550
Class R-1	$943
Class R-2	$17,973
Class R-3	$21,268
Class R-4	$12,290
Class R-5	$13,424
Total	$91,919

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	.6550
Class B	.5568
Class C	.5502
Class F	.6584
Class 529-A	.6510
Class 529-B	.5411
Class 529-C	.5430
Class 529-E	.6107
Class 529-F	.6763
Class R-1.5506
Class R-2.5523
Class R-3.6065
Class R-4.6525
Class R-5.6916

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,552,338
Class B	109,524
Class C	138,720
Class F	120,969
Total	1,921,551
Class 529-A	29,130
Class 529-B	5,151
Class 529-C	12,747
Class 529-E	1,577
Class 529-F	1,091
Class R-1	2,192
Class R-2	37,517
Class R-3	42,820
Class R-4	24,398
Class R-5	25,230
Total	181,853

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.32
Class B	$13.32
Class C	$13.32
Class F	$13.32
Class 529-A	$13.32
Class 529-B	$13.32
Class 529-C	$13.32
Class 529-E	$13.32
Class 529-F	$13.32
Class R-1	$13.32
Class R-2	$13.32
Class R-3	$13.32
Class R-4	$13.32
Class R-5	$13.32